SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 17, 2005.

FIRST ADVANTAGE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

Delaware	0-50285	61-1437565
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Progress Plaza, Suite 2400

St. Petersburg, Florida 33701

(Address of principal executive offices)

(727) 214-3411

(Registrant’s telephone number)

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement and

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On January 17, 2005, First Advantage Corporation (the “Company”) entered into a lease agreement with 100 CARILLON, LLC (the “Lease Agreement”) for approximately 74,065 square feet of office space in St. Petersburg, Florida. This office space will serve as the Company’s corporate headquarters and will also serve as new office space for the Company’s employment background screening group currently located in St. Petersburg, Florida and the Company’s investigative services group located in St. Petersburg, Florida.

Subject to completion of certain tenant improvements, the term of lease shall have a commencement date of April 1, 2005 and will terminate One Hundred Fifty-Six (156) months from the commencement date. The Company has an option to extend the lease two (2) additional periods of five (5) years each at the prevailing market rate. The rent expense for 2005 will be approximately $18.25 per rentable square foot, inclusive of operating expenses and real estate taxes, and will increase annually approximately four percent. The total rent expense estimated during the term of the lease is approximately $22.8 million. The average rent expense during the term of the lease will be approximately $23 per rentable square foot.

Under the terms of the Lease Agreement, the Company has been granted a tenant improvement allowance of approximately $21 per rentable square foot. The Company expects the tenant improvements to be completed in April 2005. In addition to the tenant improvement allowance, the Company has also been granted two lease expansion options for up to 30,000 additional rental square feet in the event the landlord elects to construct a new contiguous building and up to 50,000 additional rental square feet in the event the landlord elects to construct a building within the Carillon complex.

In the event of a default as defined in the Lease Agreement and the Company’s failure to timely cure the default, the landlord may exercise legal remedies, which include acceleration of all amounts due under the remaining term of the lease. Events of default in the Lease Agreement include customary legal terms, such as failure to make payment under the Lease Agreement when due and failure to comply with the terms and conditions set forth in the Lease Agreement.

Item 2.05 Costs Associated with Exit or Disposal Activities

(a) On November 1, 2004 the Company’s Board of Directors approved the execution of the Lease Agreement, which the Company entered into on January 17, 2005. The Company is relocating its corporate headquarters and certain employment background screening operations and investigative services operations in order to consolidate the Company’s three current locations in St. Petersburg, Florida and to facilitate placement of senior management in a single location. The Company anticipates that the move to the new location shall be completed by December, 2005.

(b) At this time, the Company is unable to estimate the total amount or range of amounts expected to be incurred in connection with each major type of cost associated with this course of action. The Company expects to report in a future amendment to this Form 8-K an estimate of such amount or range of amounts.

(c) At this time, the Company is unable to estimate the total amount or range of amounts expected to be incurred in connection with this action. The Company expects to report in a future amendment to this Form 8-K an estimate of such amount or range of amounts.

(d) At this time, the Company is unable to estimate the total amount or range of amounts expected to result in future cash expenditures. The Company expects to report in a future amendment to this Form 8-K an estimate of such amount or range of amounts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ADVANTAGE CORPORATION

By:	/s/ John Lamson
Name:	John Lamson
Title:	Executive Vice President and Chief Financial Officer

Dated:    January 19, 2005